Exhibit (k)(2)

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between APOLLO SENIOR FLOATING RATE FUND INC., a corporation organized under the laws of the State of Maryland (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, management investment company; and

WHEREAS, Fund Services is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Fund desires to retain Fund Services to provide fund administration services.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Administrator

The Fund hereby appoints Fund Services as administrator of the Fund on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.	Services and Duties of Fund Services

Fund Services shall provide the following administration services to each Fund:

A.	General Fund Management:

(1)	Act as liaison among Fund service providers, including, but not limited to, the Fund’s accounting service agent, transfer agent and custodian.

(2)	Supply:

a.	Office facilities (which may be in Fund Services’, or an affiliate’s, or Fund’s own offices).

b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Fund’s board of directors (the “Board” or the “Directors”) communications, such as:

a.	Prepare meeting agendas and resolutions, with review by Fund counsel.

b.	Prepare reports for the Board based on financial and administrative data.

c.	Assist with interactions between the Fund and the independent auditor.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Supply personnel to serve as assistant secretaries of the Fund.

f.	Prepare minutes of meetings of the Board, committees thereof, and Fund shareholders.

g.

Coordinate dividend declarations and prepare and distribute to appropriate parties (including, without limitation, listing exchanges) notices announcing declaration of dividends and other distributions to shareholders.

h.	Attend Board meetings and present materials for the Board’s review at such meetings.

(4)	Audits:

a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.

b.	For SEC or other regulatory audits, provide, subject to the oversight of the officers of the Fund, requested information to the SEC or other regulatory agencies and facilitate the audit process.

c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Fund.

(7)

Keep the Fund’s governing documents, including without limitation its charter, bylaws, committee charters and minute books, but only to the extent such documents are provided to Fund Services by the Fund or its representatives for safe keeping.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the 1940 Act requirements, including:

(i)	Asset and diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rule 31a-3 under the 1940 Act.

(iv)	Code of ethics requirements under Rule 17j-1 under the 1940 Act for the disinterested Directors.

b.

Monitor Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) or other public disclosure documents as such policies and limitation may be amended from time to time (the “Guidelines”).

c.

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and other applicable laws or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Fund Services’ compliance program as it relates to the Fund, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

d.

Fund Services will provide the Fund’s Chief Compliance Officer with reasonable access to Fund Services’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in Rule 38a-1 under the 1940 Act) involving Fund Services that affect or could affect the Fund.

e.	Monitor applicable regulatory and operational service issues, and update the Board periodically.

(2)	Private Offering and Blue Sky Compliance:

a.

Prepare and file with the SEC and appropriate state securities authorities any and all required compliance filings (e.g., Form D and “blue sky” filings) relating to the qualification of the securities of the Fund so as to enable the Fund to make an offering of its shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.

c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:

a.	Assist Fund counsel in any update of the Fund’s Registration Statement on Form N-2 or new registration statement for the issuance of securities of the Fund on Form N-2.

b.	Prepare and file shareholder reports, Form N-CEN, Form N-CSR, Form N-Q, and Form N-PORT. As requested by the Fund, prepare and file Form N-PX filings.

c.	Coordinate the printing, filing and mailing of any prospectuses and shareholder reports, and amendments and supplements thereto.

d.	Monitor and maintain a list of any shareholders opting to receive physical copies of fund documents and reports as necessary under Rule 30e-3.

e.	File fidelity bond under Rule 17g-1 under the 1940 Act.

f.

Monitor issuance and sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC, the exchange on which Fund shares are listed and the appropriate state authorities.

g.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Fund.

(4)	IRS Compliance:

a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

(5)	Lender Compliance:

a.	Provide reports to lenders to the Fund as are required by loan agreements and provide testing to assist the Fund in complying with such agreements.

(6)	SEC Examinations:

a.	Assist in the handling of routine regulatory examinations of the Fund by the staff of the SEC and work with Fund counsel to respond to any non-routine regulatory matters.

b.	Assist in SEC requests for information, including, without limitation, preparing and coordinating information requested by the SEC staff.

C.	Financial Reporting:

(1)	Provide financial data required by shareholder reports or any applicable registration statement.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board, the SEC (as requested by the Fund), and the independent auditor.

(3)

Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, and the declaration and payment of dividends and other distributions to shareholders.

(4)

On a monthly basis, compute the yield and total return on both a net asset value and market price basis (inclusive of distributions reinvested at the reinvestment rate), expense ratio and portfolio turnover rate of the Fund.

(5)

Monitor expense accruals, including any expense cap (including voluntary expense caps) in place from time to time and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.

(6)	Prepare financial statements in accordance with Form N-2 and Form N-CSR or other applicable regulatory requirements, which include, without limitation, the following items:

a.	Schedule of Investments.

b.	Statement of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Statement of Cash Flows (if applicable).

f.	Financial Highlights.

(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)

Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including, without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. Fund Services will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to Fund Services as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.

(4)	Prepare and file on behalf of the Fund Form 1099 MISC for payments to disinterested directors and other qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

3.	License of Data; Warranty; Termination of Rights

A.

Fund Services has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”) which obligates Fund Services to include a list of required provisions in this Agreement attached hereto as Exhibit A. The index data services being provided to the Fund by Fund Services pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund. The provisions in Exhibit A shall not have any effect upon the standard of care and liability Fund Services has set forth in Section 6 of this Agreement.

B.

The Fund agrees to indemnify and hold harmless Fund Services, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Fund’s use of the Data or any breach by the Fund of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of Fund Services as set forth in Section 6 of this Agreement.

C.

Fund Services has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the 1940 Act, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Fund agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of the rules under the 1940 Act (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Fund’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Fund’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Fund), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Fund’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Fund further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e) of this sub-section (C) of Section 3 of this Agreement.

4.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time by consent of both parties to this Agreement). Fund Services shall also be reimbursed for such documented out-of-pocket miscellaneous expenses as set forth on Exhibit B hereto as are reasonably incurred by Fund Services in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount, if any, to be paid.

5.	Representations and Warranties

A.	The Fund hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	Fund Services hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.

In performing its obligations under this Agreement, the practices and standards of Fund Services shall be consistent with those employed by other leading fund administrators, acting in an expert manner, of services similar to the services Fund Services is providing under this Agreement, but in no event shall Fund Services’ standard of care be less than the exercise of due care, due diligence and good faith. Without limiting the foregoing, and notwithstanding anything to the contrary, Fund Services will ensure that it has the necessary qualified professional staff and resources to perform its duties in accordance with this Agreement and comply with all of its obligations hereunder. Notwithstanding any other provision of this Agreement, if Fund Services has exercised due care, due diligence and good faith in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless Fund Services and its suppliers from and against any and all liabilities. For purposes of this Agreement “liabilities” means any kind of liabilities, losses, claims, demands, expenses, costs, damages, penalties, fines, obligations, costs or expenses of any kind whatsoever, (including reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements) (collectively, “Losses”) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person to the extent arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written instruction provided to Fund Services by any duly authorized officer of the Fund, except for any and all Losses arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement or failure to comply with applicable law in connection with its business or breach of its obligations under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Fund Services shall indemnify and hold the Fund harmless from and against any and all Losses that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ (i) refusal or failure to comply with the terms of this Agreement (ii) failure to comply with applicable law in connection with its business, or (iii) bad faith, negligence, fraud or willful misconduct in the performance of its duties under this Agreement; or from any allegations that the services or Data provided by Fund Services has been misappropriated, infringes and/or violates any intellectual property or contractual rights of any person or the Fund’s use of such services or Data pursuant to this Agreement results in such a misappropriation, infringement or violation. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s directors, officers and employees and the Fund’s investment adviser.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such), provided that no party shall be protected against such damages to the extent caused by the party’s gross negligence, willful misconduct or fraud or any liabilities consisting of amounts an indemnified party is legally obligated to pay as a result of a third-party claim; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable business continuity and contingency plans with appropriate parties that are tailored to continue performance by it of its duties under this Agreement, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement. In the event of a failure or delay of services, Fund Services shall not prioritize other customers over the Fund in respect of personnel or resources necessary to continue the services to be provided to the Fund hereunder.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense and shall promptly notify the Fund of any such administrative errors.

B.

The indemnified party will notify the indemnifying party promptly after identifying any situation which it believes presents or appears likely to present a Loss for which indemnification may be required hereunder. In such event, the indemnifying party shall have the option to defend the indemnified party against any Loss, and, in the event that the indemnifying party so elects, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the indemnified party in its reasonable discretion. The indemnified party shall not confess any Loss or make any compromise in any case in which the indemnifying party will be asked to provide indemnification, except with the prior written consent of the indemnifying party. .

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

E.

In conjunction with the tax services provided to the Fund by Fund Services hereunder, Fund Services shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by Fund Services to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in Fund Services’ administrative capacity. Fund Services shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by Fund Services, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by Fund Services. Fund Services shall not be liable for the provision or omission of any tax advice with respect to any information provided by Fund Services to a Fund. The tax information provided by Fund Services shall be pertinent to the data and information made available to Fund Services, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Fund or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Fund Services will be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted government or regulatory authorities with jurisdiction over Fund Services, or (iii) when so requested by the Fund. In the case of (i) and (ii) above, Fund Services shall, to the extent permitted by law, provide the Fund with prior notice of such disclosure. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Fund as they may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

9.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

10.	Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current public disclosure documents. Fund Services’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto. Nothing in this Agreement shall relieve Fund Services of its responsibilities for compliance with matters delegated to, or assumed by, Fund Services under this Agreement.

11.	Terms of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one (1) year (“Initial Term”). However, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Subsequent to the end of the Initial Term, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach by the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Fund, and authorized or approved by the Fund’s Board. The Fund may terminate this Agreement at any time in the event that a regulatory or self-regulatory body determines that Fund Services is in material violation of law or revokes any license or permit necessary for Fund Services to perform its duties hereunder (a “Regulatory Event”). The Fund may terminate this Agreement at any time in the event that it dissolves and winds up its affairs (a “Dissolution Event”). Either party may terminate this Agreement immediately in the event the other party is declared bankrupt or makes any voluntary determination of insolvency (with respect to the bankrupt or insolvent party, an “Insolvency Event”).

12.	Early Termination

In the absence of (ii) any material breach of this Agreement, (ii) a Regulatory Event, a Dissolution Event or an Insolvency Event relating to Fund Services, or (iii) the liquidation or dissolution of the Fund, should the Fund elect to terminate this Agreement prior to the end of the Initial Term, the Fund agrees to pay the following fees:

a.	all reasonable and documented fees associated with converting services to a successor service provider;

b.	all reasonable and documented out-of-pocket costs associated with a. above.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Fund by written notice to Fund Services, Fund Services will promptly, upon such termination and (unless such termination was due to a material breach by Fund Services or a Regulatory Event or Insolvency Event in respect of Fund Services) at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which Fund Services has maintained the same, the Fund shall pay any reasonable and documented expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Fund Services, or by Fund Services without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint Fund Services and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice. The Fund acknowledges that in-house Fund Services attorneys exclusively represent Fund Services and rely on outside counsel retained by the Fund to review all services provided by in-house Fund Services attorneys and to provide independent judgment on the Fund’s behalf. The Fund acknowledges that because no attorney-client relationship exists between in-house Fund Services attorneys and the Fund, any information provided to Fund Services attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. Fund Services represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bancorp Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

and notice to the Fund shall be sent to:

Apollo Global Management, LLC

c/o: Apollo Senior Floating Rate Fund Inc.

9 West 57th Street, 43rd Floor

New York, New York 10019

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(SIGNATURES ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

APOLLO SENIOR FLOATING RATE FUND INC.

By: Apollo Credit Management, LLC, its investment adviser

Signature:
Name:	Joseph D. Glatt
Title:	Vice President
Date:	March 1, 2019

U.S. BANCORP FUND SERVICES, LLC

By:
Name:	Brett Meili
Title:	Senior Vice President
Date:	March 1, 2019